As filed with the Securities and Exchange Commission on November 19, 2015

Securities Act File No. 333-185238

Investment Company Act File No. 811-22743

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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BLACKSTONE ALTERNATIVE INVESTMENT FUNDS

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BLACKSTONE ALTERNATIVE INVESTMENT FUNDS

345 Park Avenue, New York, NY 10154

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF

INFORMATION STATEMENT

[date]

As a shareholder of Blackstone Alternative Multi-Manager Fund (“Multi-Manager Fund”) or Blackstone Alternative Multi-Strategy Fund (“Multi-Strategy Fund”) (each, a “Fund,” and collectively, the “Funds”), each a series of Blackstone Alternative Investment Funds (the “Trust”), you are receiving this Notice regarding the internet availability of an Information Statement relating to the selection and approval of certain sub-advisers for your Fund. This Notice presents only an overview of the more complete Information Statement that is available to you on the internet or, upon request, by mail. We encourage you to access and to review all of the important information contained in the Information Statement. As described below, the Information Statement is for informational purposes only. You do not need to take any action in connection with the selection and approval of the sub-advisers.

Summary of Information Statement

The Information Statement describes how Blackstone Alternative Investment Advisors LLC (“BAIA”), your Fund’s investment adviser, seeks to achieve your Fund’s investment objective by, in part, allocating your Fund’s assets among investment sub-advisers with experience managing alternative investment strategies. At BAIA’s recommendation, the Trust’s Board of Trustees (the “Board”) has recently approved each of D.E. Shaw Investment Management, L.L.C. (“DESIM”) and IPM Informed Portfolio Management AB (“IPM”) as a sub-adviser to each of Multi-Manager Fund and Multi-Strategy Fund. The Information Statement provides information about these sub-advisers.

BAIA, pursuant to the terms of an exemptive order received from the Securities and Exchange Commission on April 2, 2013, may enter into and amend materially sub-advisory agreements with sub-advisers that are either unaffiliated with BAIA or that are directly or indirectly wholly-owned subsidiaries of The Blackstone Group, L.P. without seeking the approval of Fund shareholders, so long as certain conditions are satisfied. BAIA’s selection of each of DESIM and IPM does not require shareholder approval. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy.

By sending you this Notice, your Fund is notifying you that it is making the Information Statement available to you via the internet in lieu of mailing you a paper copy. You may print and view the Information Statement on your Fund’s website at (http://www.blackstone.com/bammf for Multi-Manager Fund and http://www.blackstone.com/bamsf for Multi-Strategy Fund. The Information Statement will be available on the website for at least 90 days after the date of this Notice. If you want to receive a paper copy of the Information Statement, you must request one. There is no charge to you for requesting a copy. You may request a paper copy or PDF via email of the Information Statement by writing your Fund, c/o Blackstone Alternative Multi-Manager Fund or Blackstone Alternative Multi-Strategy Fund, 345 Park Avenue, New York, NY 10154, or by calling (toll-free) 1-855-890-7725, by December 31, 2015. If you do not request a paper copy or PDF via email by that date, you will not otherwise receive a paper or email copy. You can obtain a free copy of the annual and semi-annual reports of your Fund, when available, by writing or contacting your Fund at the address or number above or visiting your Fund’s website.

Please note: Only one Notice is being delivered to multiple shareholders who share an address unless your Fund has received contrary instructions from one or more of the shareholders. Your Fund will deliver, promptly upon request to the telephone number or address listed above, a separate copy of this Notice to a shareholder at a shared address to which a single copy of this Notice was delivered.

BLACKSTONE ALTERNATIVE INVESTMENT FUNDS

345 Park Avenue, New York, NY 10154

INFORMATION STATEMENT

[date]

NOTICE REGARDING NEW SUB-ADVISERS

Blackstone Alternative Investment Advisors LLC (“BAIA”), the investment adviser to each of Blackstone Alternative Multi-Manager Fund (“Multi-Manager Fund”) and Blackstone Alternative Multi-Strategy Fund (“Multi-Strategy Fund”) (each, a “Fund,” and collectively, the “Funds”), each a series of Blackstone Alternative Investment Funds (the “Trust”) seeks to achieve each Fund’s investment objective by, in part, allocating the Fund’s assets among investment sub-advisers with experience managing alternative investment strategies. This information statement is being provided to each Fund’s shareholders in lieu of a proxy statement, pursuant to the terms of an exemptive order received from the Securities and Exchange Commission (the “SEC”) on April 2, 2013. This exemptive order permits BAIA to enter into and amend materially sub-advisory agreements with investment sub-advisers that are either unaffiliated with BAIA or that are directly or indirectly wholly-owned subsidiaries of The Blackstone Group, L.P. (“Blackstone”) without seeking the approval of a Fund’s shareholders, so long as certain conditions are satisfied. This Information Statement is to inform you that, at BAIA’s recommendation, the Trust’s Board of Trustees (the “Board”) has recently approved each of D.E. Shaw Investment Management, L.L.C. (“DESIM”) and IPM Informed Portfolio Management AB (“IPM”) as a sub-adviser to each of Multi-Manager Fund and Multi-Strategy Fund.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

THE FUNDS AND THE ADVISORY AGREEMENTS

BAIA serves as the investment adviser to Multi-Manager Fund pursuant to an Investment Advisory Agreement dated June 3, 2013, as amended (the “Multi-Manager Advisory Agreement”) and to Multi-Strategy Fund pursuant to an Investment Advisory Agreement dated March 17, 2014, as amended (the “Multi-Strategy Advisory Agreement, and together with the Multi-Manager Advisory Agreement, the “Advisory Agreements”). BAIA seeks to achieve each Fund’s investment objective by allocating the Fund’s assets among a variety of non-traditional or “alternative” investment strategies, including, in part, by allocating Fund assets among sub-advisers with experience managing alternative investment strategies. BAIA is responsible for selecting the investment strategies, for identifying and retaining sub-advisers with expertise in the selected strategies, and for determining the amount of Fund assets to allocate to each sub-adviser.

BAIA may adjust allocations from time to time among strategies or sub-advisers and has discretion to not allocate any assets to one or more sub-advisers at any time. BAIA currently intends to generally consider the following factors as part of its sub-adviser screening process, although the factors considered from time to time or with respect to any one sub-adviser may vary and may include only some or none of the factors listed below or other factors that are not listed below:

•	Attractive long-term risk-adjusted investment performance: BAIA seeks to choose non-traditional sub-advisers that it believes will produce attractive long-term risk-adjusted returns over a full market cycle.

•	Skilled application of non-traditional investment techniques: BAIA believes that attractive risk-adjusted investment returns can sometimes be found outside traditional investment strategies that rely on relative performance against public market equity and fixed income benchmarks. BAIA seeks to choose sub-advisers who use “non-traditional” investment approaches, which often seek to take advantage of market inefficiencies and other factors in order to outperform the underlying markets of their investments.

•	Opportunistic approach to investing: Among the sub-advisers sought out by BAIA, BAIA may choose “opportunistic” sub-advisers who are willing to make substantial investments based on the direction the sub-adviser anticipates a particular market, markets, or individual securities will take. These sub-advisers may make “directional investments” and frequently use leverage to attempt to produce attractive returns. It is possible that BAIA may make only relatively short-term allocations to sub-advisers that specialize in opportunistic trades.

•	Management stability and committed investment professionals: BAIA believes the ability to generate attractive risk-adjusted returns over a full market cycle, especially when the application of sophisticated non-traditional techniques is involved, is dependent upon the performance of committed investment professionals. No matter how appealing the investment concept, BAIA believes that attractive risk-adjusted returns can only be generated by committed people operating in a stable environment.

•	Ongoing monitoring: Once selected, the performance of each sub-adviser is regularly reviewed, and new sub-advisers are identified and considered on an on-going basis. In addition, the allocation of a Fund’s assets among sub-advisers, approaches, and styles will be regularly monitored and may be adjusted in response to performance results or changing economic conditions.

Each sub-adviser selected by BAIA and approved by the Board enters into a sub-advisory agreement with BAIA, pursuant to which the sub-adviser is delegated responsibility for the day-to-day management of Fund assets allocated to it (the “Allocated Portion”). BAIA compensates the sub-advisers out of the management fee it receives from each Fund. Each sub-adviser makes investment decisions for the assets it has been allocated to manage, subject to the overall supervision of BAIA. BAIA oversees the sub-advisers for compliance with each Fund’s investment objective, policies, strategies, and restrictions, and monitors each sub-adviser’s adherence to its investment style.

THE NEW SUB-ADVISORY AGREEMENTS

At a meeting of the Board held on August 18, 2015, the Board, including a majority of the Board members who are not interested persons of the Funds within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Independent Trustees”), approved each of DESIM and IPM as a sub-adviser to each Fund and approved new sub-advisory agreements between BAIA and each of the new sub-advisers. The sub-advisory agreements with DESIM became effective as of October 5, 2015 and the sub-advisory agreements with IPM became effective as of September 1, 2015. At the time each of DESIM and IPM was hired as a sub-adviser, BAIA continued to allocate each Fund’s assets among the existing sub-advisers and adjust allocations among the existing sub-advisers. The allocations may change over time, and from time to time BAIA may not allocate any of a Fund’s assets to one or more sub-advisers.

Under the sub-advisory agreements, subject to the supervision and oversight of BAIA, each of DESIM and IPM will furnish continuously an investment program for each Fund, determining what investments to purchase, hold, sell, or exchange and what portion of each Fund’s assets to hold uninvested, with respect to its Allocated Portion, in compliance with each Fund’s governing documents, registration statement, investment objective, policies, and restrictions, and applicable law and subject to the oversight of the Board. Each sub-adviser is responsible for its expenses incurred in connection with managing its Allocated Portion. Each sub-adviser receives, as compensation for its services, fees from BAIA (not the Fund) each quarter based on an annual percentage of the average daily net assets of its Allocated Portion.

The initial term of the sub-advisory agreements for DESIM extends until August 31, 2017 and the initial term of the sub-advisory agreements for IPM extends until September 1, 2017. Each sub-advisory agreement will remain in effect from year to year thereafter so long as its continuance is approved at least annually (i) by the Board or the shareholders by the affirmative vote of a “majority of the outstanding voting securities,” as defined in the 1940 Act, and (ii) by a majority of the Independent Trustees. Each sub-advisory agreement may be terminated, without penalty, (x) by vote of the Board or by vote of a majority of the outstanding voting securities of a Fund, upon 60 days’ written notice to BAIA and the sub-adviser; (y) by BAIA upon 30 days’ written notice to the sub-adviser in the case of DESIM and upon 60 days’ written notice to the sub-adviser in the case of IPM, by BAIA in the case of a material breach of the sub-advisory agreement by the sub-adviser, or by BAIA if certain personnel of the sub-adviser cease to be employed by the sub-adviser or are accused of securities laws violations or other criminal conduct; or (z) by the sub-adviser upon 60 days’ written notice to BAIA and a Fund or by the sub-adviser, in the case of the sub-advisory agreements with DESIM, if BAIA is accused of securities laws violations or other criminal conduct. Each sub-advisory agreement will terminate automatically in the event of its assignment or a change of the control of the sub-adviser or the termination of BAIA’s advisory agreement with a Fund.

Each sub-advisory agreement may only be amended in writing. Under the exemptive order referenced above, so long as certain conditions are satisfied, each sub-advisory agreement may be amended materially without shareholder approval. However, the exemptive order requires generally that shareholders of a Fund receive notice within 90 days of the hiring of a new sub-adviser and that a Fund provide shareholders with information that is similar to that which would have been included in a proxy statement to shareholders.

The existing sub-advisers’ sub-advisory agreements and services provided pursuant to such agreements are unchanged as a result of the Board’s approval of the new sub-advisers, except that the amount of each existing sub-advisers’ Allocated Portions may change as a result of the addition of the new sub-advisers.

The form of each sub-advisory agreement is attached within Exhibit A.

INFORMATION ABOUT DESIM

DESIM, which was formed in 2005, is a member of the D.E. Shaw group, which was founded in 1988. As of September 1, 2015, the D.E. Shaw group had approximately $38 billion in assets under management, of which DESIM managed approximately $11 billion. DESIM’s principal offices are located at 1166 Avenue of the Americas, Ninth Floor, New York, NY 10036.

DESIM manages a portion of each Fund’s assets using a multi-strategy strategy. Multi-strategy strategies may employ a wide variety of strategies, including equity hedge strategies, event-driven strategies, macro strategies, relative value strategies, and managed futures strategies, each as described in the Funds’ prospectuses.

The following table provides information on the principal executive officers and directors of DESIM. The business address of each person is c/o D.E. Shaw Investment Management, L.L.C., 1166 Avenue of the Americas, Ninth Floor, New York, NY 10036.

Name	Title/Responsibilities
Anne Dinning	Chief Investment Officer
Philip Kearns	Managing Director
Nathan Thomas	Chief Compliance Officer
Chris Zaback	Chief Financial Officer

DESIM currently acts as a sub-adviser with respect to one other registered investment company having a similar investment objective to that of the Funds. The table below sets forth certain information with respect to this fund.

Fund Name	Approximate Net Assets of Fund	Sub-Advisory Fee*
Arden Alternative Strategies Fund	$900 million	—

*	The fund listed above has received an exemptive order from the SEC, pursuant to which sub-advisory fees are not required to be disclosed.

INFORMATION ABOUT IPM

IPM was founded in 1998. As of July 31, 2015, IPM had approximately $4.85 billion in assets under management. IPM’s principal offices are located at Mäster Samuelsgatan 6, PO Box 7717 SE-103 95, Stockholm, Sweden.

IPM manages a portion of each Fund’s assets using a macro strategy. Macro strategies seek to profit from movements in underlying macroeconomic variables and the impact those variables have on equity, fixed income, currency, and commodity markets.

The following table provides information on the principal executive officers and directors of IPM. The business address of each person is c/o IPM Informed Portfolio Management AB, Mäster Samuelsgatan 6, PO Box 7717 SE-103 95, Stockholm, Sweden.

Name	Title/Responsibilities
Stefan Nydahl	Chief Executive Officer
Lars Ericsson	Deputy Chief Executive Officer & Head of Client Relationship Management
Bjorn Osterberg	Chief Investment Officer and Head of Research
Stefan Detlof	Chief Operating Officer
Anders Lindell	Founder and Chairman of the Board
Mattias Jansson	Deputy Head of Research
Måns Österlund	Head of Compliance
Fredrick Norlander	Head of Legal
Elisabeth Frayon	Head of Risk Control
Laura Lu	Business Development
Astrid Aberg	Head of Finance

IPM currently does not act as an adviser or sub-adviser with respect to any other registered investment company having a similar investment objective to that of the Funds.

BOARD CONSIDERATIONS

At their meeting on August 18, 2015, the Board, including all of the Independent Trustees, unanimously approved the new sub-advisory agreements. The Board had discussions with BAIA and reviewed and considered various written materials and oral presentations in connection with the sub-advisers’ proposed services, including with respect to the nature, extent, and quality of services, profitability, fees and expenses, investment performance, and the code of ethics and compliance program of each sub-adviser. Additionally, the Board considered the process undertaken during its consideration and approval of the Advisory Agreements between BAIA and the Trust, on behalf of each Fund, and the sub-advisory agreements between BAIA and each of the existing sub-advisers. The Board (and separately, the Independent Trustees) conferred with its independent legal counsel to consider the information provided. Following an analysis and discussion of the factors identified below, the Board, including all of the Independent Trustees, approved the sub-advisory agreements with each of DESIM and IPM.

Nature, Extent, and Quality of the Services

DESIM

The Board discussed and considered: (1) DESIM’s personnel, operations, and financial condition; (2) DESIM’s strengths, including its combination of both qualitative and quantitative forecasts that are used to model time-varying risk premia in absolute terms and relative to other forms of risk; (3) the percentage of assets that would be allocated to DESIM; (4) the potential investment return on the assets that would be managed by DESIM and related investment risks; (5) DESIM’s experience and performance as a hedge fund manager and the extent to which DESIM’s strategy for each Fund overlapped with its hedge fund strategy; and (6) the experience and depth of DESIM’s portfolio management team managing hedge fund and other products and its ability to manage risk. The Board concluded that the nature, extent, and quality of the sub-advisory services to be provided were appropriate and thus supported a decision to approve the proposed sub-advisory agreements with DESIM.

IPM

The Board discussed and considered: (1) IPM’s personnel, operations, and financial condition; (2) IPM’s strengths, including its use of a quantitative global macro strategy that provides diversification while displaying minimal correlation to traditionally riskier assets; (3) the percentage of assets that would be allocated to IPM; (4) the potential investment return on the assets that would be managed by IPM and related investment risks; (5) IPM’s experience and performance as a hedge fund manager and the extent to which IPM’s strategy for each Fund overlapped with its hedge fund strategy; and (6) the experience and depth of IPM’s portfolio management team managing hedge fund and other products, its ability to manage risk, and the extent to which IPM’s strategy for each Fund would overlap with its other strategies. The Board concluded that the nature, extent, and quality of the sub-advisory services to be provided were appropriate and thus supported a decision to approve the proposed sub-advisory agreements with IPM.

Costs of Services and Profitability

The Board discussed each sub-adviser’s proposed sub-advisory fee for managing the allocated Fund assets. The Board noted that the compensation paid to each sub-adviser was paid by BAIA, not a Fund, and, accordingly, that the retention of each sub-adviser did not increase the fees or expenses otherwise incurred by a Fund’s shareholders. It also noted that the terms of the sub-advisory agreements were the result of separate arms’-length negotiations between BAIA and each sub-adviser. The Board considered information comparing the proposed sub-advisory fee to the fees that each sub-adviser charges for providing investment advisory services to certain other clients. The Board also considered information regarding the potential impact that retaining each sub-adviser as a sub-advisor to each Fund may have on BAIA’s profitability, as well as information about the blended average of all sub-advisory fees that BAIA was expected to pay the sub-advisers based on anticipated allocations of Fund assets amongst the sub-advisers. The Board concluded that the level of investment sub-advisory fees was appropriate in light of the services to be provided.

Economies of Scale

The Board discussed various financial and economic considerations relating to the proposed arrangement with each sub-adviser, including the potential for economies of scale. The Board discussed the current breakpoint(s) in the sub-advisory fees payable to each sub-adviser. The Board noted that it would have the opportunity to periodically re-examine whether each Fund had achieved economies of scale, as well as the appropriateness of sub-advisory fees payable, with respect to different asset sizes of the portfolio, in the future. The Board also noted that, although not directly related to the sub-advisory fees payable to each sub-adviser, certain Fund expenses were subject to an expense cap, an undertaking by BAIA intended to limit a Fund’s overall expenses at smaller asset levels.

Other Benefits

The Board discussed other potential benefits that each sub-adviser may receive from each Fund, including soft dollar arrangements, receipt of brokerage and research services, and the opportunity to offer additional products and services to Fund shareholders. The Board noted that each sub-adviser benefited from its relationship with Blackstone Alternative Asset Management L.P. (“BAAM”). The Board concluded that any other ancillary or “fall out” benefits derived by each sub-adviser from its relationship with BAIA, BAAM, or each Fund, to the extent such benefits were identifiable or determinable, were reasonable and fair, resulted from the provision of appropriate services to each Fund and investors therein, and were consistent with industry practice and the best interests of each Fund and its shareholders. As to DESIM, the Board also was advised that Blackstone had a minority equity interest in Arcesium LLC, which was majority owned by D.E. Shaw & Co., L.P., the parent company of DESIM.

Other Considerations

The Board reviewed and considered certain terms and conditions of each sub-advisory agreement. After discussion, the Board concluded that the terms of each sub-advisory agreement were reasonable and fair. It was noted that the Board would have the opportunity to periodically re-examine the terms of the sub-advisory agreements in the future.

The Board, including all of the Independent Trustees, concluded that the fees payable under each sub-advisory agreement were fair and reasonable with respect to the services that each new sub-adviser would provide to each

Fund and in light of the other factors described above that the Board deemed relevant. The Board also considered information that it had received regarding BAIA’s review of each sub-adviser’s compliance program.

The Board based its approval of the sub-advisory agreements on an evaluation of all these factors as a whole and did not consider any one factor as all-important or controlling. The Board was also assisted by the advice of independent legal counsel in approving the sub-advisory agreements.

ADDITIONAL INFORMATION ABOUT EACH FUND

BAIA is each Fund’s investment adviser. BAIA, a registered investment adviser located at 345 Park Avenue, 28th Floor, New York, NY 10154, is an affiliate of BAAM, a registered investment adviser with approximately $67 billion in assets under management as of September 30, 2015, and an indirect wholly-owned subsidiary of Blackstone, a publicly traded master limited partnership that has units that trade on the New York Stock Exchange under the symbol “BX”.

BAIA compensates the sub-advisers out of the management fees it receives from each Fund. During the fiscal year ending March 31, 2015, Multi-Manager Fund paid BAIA $24,525,452 in management fees, which amounted to 1.84% of the Fund’s net assets as of March 31, 2015. From this amount, BAIA paid $11,630,641 in sub-advisory fees to nonaffiliated sub-advisers with respect to Multi-Manager Fund, which amounted to 0.87% of the Fund’s net assets as of March 31, 2015, and $307,332 in sub-advisory fees to affiliated sub-advisers with respect to Multi-Manager Fund, which amounted to 0.02% of the Fund’s net assets as of March 31, 2015. During the period from June 16, 2014 (the date Multi-Strategy Fund commenced operations) to March 31, 2015, Multi-Strategy Fund paid BAIA $9,488,096 in management fees, which amounted to 0.78% of the Fund’s net assets as of March 31, 2015. From this amount, BAIA paid $4,485,049 in sub-advisory fees to nonaffiliated sub-advisers with respect to Multi-Strategy Fund, which amounted to 0.37% of the Fund’s net assets as of March 31, 2015, and $155,241 in sub-advisory fees to affiliated sub-advisers with respect to Multi Strategy Fund, which amounted to 0.01% of the Fund’s net assets as of March 31, 2015.

Pursuant to an administration agreement with the Trust, State Street Bank and Trust Company (“State Street”), located at 100 Huntington Avenue, Copley Place Tower 2, Floor 3, Mail Code: CPH0255, Boston, Massachusetts 02116, serves as the administrator of each Fund. Pursuant to a transfer agency and service agreement with the Trust, State Street also serves as transfer agent of each Fund.

Blackstone Advisory Partners L.P., located at 345 Park Avenue, New York, NY 10154, serves as the principal underwriter and exclusive agent for distribution of each Fund’s shares pursuant to a distribution agreement.

FINANCIAL INFORMATION

You can obtain a free copy of a Fund’s annual and semi-annual reports, when available, by writing to your Fund, c/o Blackstone Alternative Multi-Manager Fund or Blackstone Alternative Multi-Strategy Fund, 345 Park Avenue, New York, NY 10154, or by calling 1-212-583-5000.

BENEFICIAL OWNERSHIP OF EACH FUND

Multi-Manager Fund

As of September 30, 2015, National Financial Services, LLC, located at 499 Washington Boulevard, Jersey City, NJ 07310, a subsidiary of Fidelity Investments, owned of record approximately 100% of the outstanding shares of Multi-Manager Fund on behalf of its clients. As a result, National Financial Services, LLC has the ability to vote a majority of the shares of Multi-Manager Fund on any matter requiring approval of the shareholders of Multi-Manager Fund.

Multi-Strategy Fund

As of October 31, 2015, the following entities owned beneficially or of record 5% or more of the Class I shares of Multi-Strategy Fund:

•	Morgan Stanley Smith Barney LLC, located at 2000 Westchester Avenue, Purchase, NY 10577, held approximately 28% of the outstanding shares of Class I.

•	Merrill Lynch, Pierce, Fenner & Smith Incorporated, located at One Bryant Park, New York, NY 10036, held approximately 24% of the outstanding shares of Class I.

•	Charles Schwab & Co., Inc., located at 211 Main Street, San Francisco, CA 94105, held approximately 18% of the outstanding shares of Class I.

•	SEI Private Trust Company, located at 1 Freedom Valley Drive, Oaks, PA 19456, held approximately 11% of the outstanding shares of Class I.

•	National Financial Services, LLC, located at 499 Washington Boulevard, Jersey City, NJ 07310, a subsidiary of Fidelity Investments, held approximately 9% of the outstanding shares of Class I.

•	Pershing LLC, located at One Pershing Plaza, Jersey City, NJ 07399, held approximately 7% of the outstanding shares of Class I.

As of October 31, 2015, the following entities owned beneficially or of record 5% or more of the Class D shares of Multi-Strategy Fund:

•	Charles Schwab & Co., Inc., located at 211 Main Street, San Francisco, CA 94105, held approximately 64% of the outstanding shares of Class D.

•	National Financial Services, LLC, located at 499 Washington Boulevard, Jersey City, NJ 07310, a subsidiary of Fidelity Investments, held approximately 21% of the outstanding shares of Class D.

•	Pershing LLC, located at One Pershing Plaza, Jersey City, NJ 07399, held approximately 7% of the outstanding shares of Class D.

As of October 31, 2015, the following entities owned beneficially or of record 5% or more of the Class Y shares of Multi-Strategy Fund:

•	Blackstone Treasury Solutions Advisors L.L.C., located at 345 Park Avenue, 11th Floor, New York, NY 10154, held approximately 34% of the outstanding shares of Class Y.

•	Oil Investment Corporation Ltd, located in Hamilton, Bermuda, held approximately 31% of the outstanding shares of Class Y.

•	Columbia Intermediary Alternatives Fund, located at 225 Franklin St, Boston, MA 02110, held approximately 15% of the outstanding shares of Class Y.

Any shareholder that beneficially owns more than 25% of the outstanding shares of Multi-Strategy Fund may be presumed to “control” (as that term is defined in the 1940 Act) Multi-Strategy Fund. As of October 31, 2015, no shareholder held 25% of the outstanding shares of the Multi-Strategy Fund. Shareholders controlling Multi-Strategy Fund could have the ability to vote a majority of the shares of Multi-Strategy Fund on any matter requiring approval of the shareholders of Multi-Strategy Fund.

The Trustees and officers, as a group, owned less than 1% of the Multi-Strategy Fund’s shares and none of Multi-Manager Fund’s shares as of October 31, 2015.

Exhibit A

[TO BE PROVIDED]